UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Numbers 333-65588 and 333-65588-01

NORTHWEST AIRLINES CORPORATION	NORTHWEST AIRLINES, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

2700 Lone Oak Parkway, Eagan, Minnesota 55121    (612) 726-2111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Northwest Airlines 2002-1 Pass Through Trusts
Class G-1 Pass Through Certificates, Series 2002-1
Class G-2 Pass Through Certificates, Series 2002-1
Class C-1 Pass Through Certificates, Series 2002-1
Class C-2 Pass Through Certificates, Series 2002-1
 (Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	[_]
Rule 12g-4(a)(2)	[_]
Rule 12h-3(b)(1)(i)	[_]
Rule 12h-3(b)(1)(ii)	[_]
Rule 15d-6	[X]

Approximate number of holders of record as of the certification or notice date:  42

Pursuant to the requirements of the Securities Exchange Act of 1934, Northwest Airlines Corporation has duly caused this report to be signed on its behalf by the undersigned duly authorized person.

NORTHWEST AIRLINES CORPORATION

Date: January 30, 2009	By:	/s/ Leslie P. Klemperer
	Name:	Leslie P. Klemperer
	Title:	Vice President & Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934, Northwest Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned duly authorized person.

NORTHWEST AIRLINES, INC.

Date: January 30, 2009	By:	/s/ Leslie P. Klemperer
	Name:	Leslie P. Klemperer
	Title:	Vice President & Secretary